Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between AHS Management Company, Inc. (the “Employer”), and Dave Caspers, an individual (“Employee”), and is effective as of the Effective Date (as defined below).

WITNESSETH:

WHEREAS, the Employer and Employee are parties to that certain Offer Letter (Conditional Offer of Employment), dated February 18, 2025 (the “Prior Agreement”);

WHEREAS, the Employer and Employee desire to enter into this Agreement to (i) establish and memorialize the terms of Employee’s service as the President and Chief Executive Officer of the Employer and Ardent Health, Inc. (“Parent”), commencing on June 2, 2026 (the “Effective Date”), and (ii) amend, restate and supersede the terms and conditions of the Prior Agreement in their entirety on the Effective Date on the terms and conditions set forth in this Agreement;

WHEREAS, Employee is ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of the Employer during the term of and after this Agreement on the terms and conditions set forth herein;

WHEREAS, in serving as an employee of the Employer, Employee will continue to participate in the use and development of confidential proprietary information about the Employer, its customers and suppliers, and the methods used by the Employer and its employees in competition with other companies, as to which the Employer desires to protect fully its rights;

WHEREAS, in his role as President and Chief Executive Officer of the Employer and Parent, Employee has had and will continue to have access to the Company Group’s (as defined below) confidential strategy, acquisition and development plans, market plans, hospital operations information, payer, vendor, supplier, referral-source, and business-partner relationships, financial data, performance data, senior leadership relationships, and other Confidential Information (as defined below) and goodwill relevant to the Company Group’s competitive position, all of which the Employer and the other members of the Company Group have a legitimate business interest in protecting through the restrictive covenants set forth herein; and

WHEREAS, this Agreement shall represent the entire understanding and agreement between the parties with respect to Employee’s employment with the Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Employment.

(a) The Employer hereby offers to employ Employee and Employee accepts such employment with the Employer during the Term (as defined below) pursuant to the terms and conditions set forth herein. During the Term, Employee will be employed by the Employer as its President and Chief Executive Officer and will hold the same officer title with respect to Parent. Employee shall report directly to the Board of Directors of Parent (the “Board”) and shall perform all duties and services incident to such position, and such other similar duties and services as may be prescribed by the governing documents of the Employer or established by the Employer (or an affiliate thereof) from time to time. The Employee shall be appointed to serve as a member of the Board effective at or promptly following the Effective Date. Subject to Parent’s governing documents and applicable law, at each annual meeting of Parent’s stockholders during the Term, Parent shall nominate Employee to serve as a member of the Board, with such Board service subject to any required stockholder approval. Upon the termination of Employee’s service as President and Chief Executive Officer for any reason, he shall be deemed, unless otherwise agreed to by Parent and the Employer, to have also resigned as a member of the Board and from any other positions held with Parent, the Employer and any of their affiliates. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Employer. For purposes of this Agreement, all references to determinations or tasks of the Board shall be deemed to include references to any duly authorized committee thereof, if applicable, and it is understood that such Board or committee shall exclude Employee for purposes of all decisions for which Employee’s participation would present a conflict of interest, including matters directly related to Employee’s compensation, benefits or employment.

(b) The Term of this Agreement and Employee’s employment hereunder shall be governed by the provisions of Section 8.

2. Principal Office. Employee’s principal office and normal place of work is located at the Employer’s principal executive offices in the Nashville, Tennessee, metropolitan area.

3. Compensation.

(a) As compensation for services rendered by Employee hereunder, Employee shall receive:

(i) Salary. During the Term, Employee shall be paid an annual salary of $900,000, or such other increased salary amount as shall be approved by the Board from time to time, which shall be payable in accordance with regular payroll practices and cycles of the Employer (“Salary”).

(ii) Bonus. During the Term, Employee shall be eligible for an annual cash bonus in an amount to be determined by the Board based on whether certain reasonable objectives established by the Board for each fiscal year as set forth in the Employer’s Incentive Compensation Plan (that shall be established for such year) (the “Plan”) have been met (the “Bonus”). Although the Bonus is discretionary and will vary depending on actual performance, the Board will establish Employee’s target annual Bonus for each year during the Term. Employee’s target annual Bonus opportunity for fiscal year 2026 has been established at an amount equal to 105% of the sum of (A) the base salary payable to Employee under the Prior Agreement for periods during fiscal year 2026 occurring prior to the Effective Date and (B) the base salary payable to Employee under this Agreement for periods during fiscal year 2026 occurring on and after the Effective Date. Any earned Bonus may be prorated for partial years of service as set forth in the Plan and shall be subject to any maximum payout limitations as set forth in the Plan or otherwise approved by the Board each year. Bonuses will be payable by the Employer no later than March 15 of the calendar year following the year with respect to which the Bonus is earned; provided that, except as otherwise provided herein, payment of any earned Bonus shall be subject to Employee’s continued employment through the date such Bonus is paid.

(iii) Expenses. During the Term, the Employer shall reimburse Employee promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuance and furtherance of the Employer’s business, in each case, subject to the Employer’s policies applicable to its officers and other key employees generally as in effect from time-to-time, including the requirement to provide reasonable supporting documentation.

(iv) Other Benefits. During the Term, Employee will be eligible to participate in benefit and perquisite plans and programs of the type made available to similarly situated senior officers of the Employer, in accordance with the terms and conditions of such plans and programs in effect from time to time.

(v) Withholdings. All amounts payable to Employee hereunder shall be subject to such deductions or withholdings as are required by law or the policies of the Employer or as may be authorized or directed by Employee pursuant to the permitted practices of the Employer and applicable law. Furthermore, any monies owed to Employee by the Employer may be offset by any monies owed to the Employer by Employee; provided, however, that any offset of amounts considered to be deferred compensation under Section 409A of the Code (as defined below) shall only be offset to the extent consistent with Treas. Reg. Section 1.409A-3(j)(4)(xiii).

(vi) Equity. During the Term, Employee shall be eligible to participate in and receive annual grants under the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan, as such plan may be amended and/or restated from time to time or any successor plan thereto (the “LTIP”), on such terms and conditions as are stated therein and any applicable award agreement thereunder. In connection with Employee’s appointment as President and Chief Executive Officer, and subject to approval by the Compensation Committee of the Board, Employee shall receive a grant of the equity awards described on Exhibit A attached hereto (the “Appointment Equity Grants”). The Appointment Equity Grants shall be granted pursuant to the LTIP and shall be subject to the terms and conditions of the LTIP and the applicable award agreements thereunder.

(b) Benefits Review. Employee’s Salary, target Bonus and benefits payable hereunder will be subject to annual review by the Board, in the good faith determination of the Board. Employee understands and acknowledges that the opportunity of an annual Salary and benefit review by the Board shall not be construed in any manner as an express or implied agreement by the Employer to raise or increase his Salary or benefits. References to the Board for such purposes (i.e., Employee’s Salary, target Bonus and benefits) or similar purposes in this Agreement shall also be deemed to include references to the Compensation Committee of the Board, as and when applicable.

4. Confidential Information and Trade Secrets.

(a) Trade Secrets. Employee recognizes that Employee’s position with the Employer requires considerable responsibility and trust, and, in reliance on Employee’s loyalty, the Employer, the Company (as defined below), and their respective subsidiaries and affiliates (collectively, the “Company Group”) may continue to entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of any member of the Company Group. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public or competitors of any member of the Company Group, including, but not limited to, a Company Group member’s business plan, acquisition targets, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of such member, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.

(b) Non-Disclosure. Subject to the exceptions set forth in Section 4(c), and except as required to perform Employee’s duties hereunder, Employee will not use or disclose the terms of this Agreement or any Trade Secrets or Confidential Information of the Company Group during employment, or at any time after termination of employment; provided, however, that Employee may disclose the terms of this Agreement and Confidential Information (i) to Employee’s spouse and Employee’s representatives, agents and advisors who are advising Employee with respect to this Agreement, but only for legitimate business purposes related to the negotiation and performance of this Agreement and with a covenant from those persons to keep such information confidential in accordance with this Section 4, or (ii) to the extent that disclosure is required by applicable law or order; provided, further, that as soon as reasonably practicable before such disclosure, Employee gives the Employer prompt written notice of such disclosure to enable the Employer to seek a protective order or otherwise preserve the confidentiality of such information.

(c) Exceptions. Employee acknowledges that, notwithstanding any of the Employer’s policies or agreements that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including Trade Secrets or Confidential Information of the Company Group) to, or providing testimony before, the Securities and Exchange Commission (the “SEC”), the Department of Justice, FINRA, any other self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law. Employee further acknowledges that Employee is not required to advise or seek permission from the Employer before engaging in any such activity with any such governmental authority, but that, in connection with any such activity, Employee must inform such governmental authority that the information Employee is providing is confidential. The foregoing exception includes cooperating with or reporting legal violations to the SEC and/or its Office of the Whistleblower. None of the Employer, any other member of the Company Group or any of their affiliates may retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment to which Employee might become entitled from the SEC or similar governmental authority. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of employment with the Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine, and the Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Employee is further advised that U.S. Federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in (i) confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Material Surrender. Upon termination of Employee’s employment with the Employer, Employee will surrender to the Employer all files, correspondence, memoranda, notes, records, manuals or other documents or data pertaining to the business of the Company Group or Employee’s employment (including all copies thereof) however prepared and whether maintained in paper or electronic format. Employee will also leave with the Employer all materials involving any Trade Secrets or Confidential Information of the Company Group. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Employer, and Employee hereby assigns to the Employer all of Employee’s right, title and interest in and to any and all of such information and materials.

5. Covenants. Employee shall be subject to the following covenants and obligations:

(a) Non-Competition Covenant. While employed by the Employer, Employee shall not compete or plan or prepare to compete with the Company regarding the ownership, investment in, management of or operation of free standing hospitals or a hospital’s affiliated sites of care that are owned, operated or managed by the Company that provide medical-surgical healthcare services. For a period of twenty-four (24) months following the termination of his employment, Employee shall not compete with the Company, whether as an owner, investor, partner, member, shareholder, director, officer, employee, consultant, advisor, manager, operator, lender, representative, agent, or otherwise, by directly or indirectly engaging in, or providing services to any person or entity engaged in, the ownership, investment in, management, operation, development, or provision of services to freestanding hospitals or hospital-affiliated sites of care that provide medical-surgical healthcare services and compete with the Company, in each case within a fifty (50)-mile radius of any Company facility that provides, manages, or supervises the provision of medical-surgical healthcare services as of the Termination Date (as defined below) at or in connection with which Employee worked, supervised, managed, provided services, or had material business responsibility during Employee’s employment.

(b) Non-Solicitation of Employees. Following the termination of Employee’s employment with the Employer, for a period equal to the term of the non-competition covenant under Section 5(a), Employee shall not directly or indirectly solicit the services of or otherwise induce or attempt to induce any Company Employee to sever his employment relationship with the Company. For purposes of this Section 5(b), “Company Employee” shall mean any employee with whom Employee worked or had contact with during Employee’s employment and who performs or performed (on the Termination Date or within the previous six (6) months of such date) any of his services for the Employer, the Company or any of their respective subsidiaries, including any member of the senior management staff of any hospital. Prior to the initiation of any conduct prohibited under this Section 5(b), Employee may request that the Company waive application of this Section 5(b) to said conduct. The granting of such request, however, shall be at the Company’s sole discretion.

(c) Non-Solicitation of Business Relationships. Following the termination of Employee’s employment with the Employer, for a period equal to the term of the non-competition covenant under Section 5(a), Employee shall not, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert, request, encourage, or induce any Covered Business Relationship to curtail, cancel, reduce, or transfer business away from the Company. For purposes of this Section 5(c), “Covered Business Relationship” shall mean any customer, supplier, vendor, payor, referral source, acquisition target, joint venture partner, business partner, or other material business relationship of the Company (i) with which Employee had material business contact, (ii) about which Employee obtained Confidential Information, or (iii) for which Employee had direct or indirect responsibility, in each case during the final twenty-four (24) months of Employee’s employment.

(d) Scope and Duration; Severability. The Company, the Employer and Employee understand and agree that the scope and duration of the covenants contained in this Section 5 are reasonable both in time and geographical area and are necessary and fair to protect the business of the Company. Except as otherwise stated herein, such covenants shall survive the termination of Employee’s employment. It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants are declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected. If any covenant contained in this Section 5 is determined by an arbitrator to be unenforceable for reasons of overbreadth pursuant to the mandatory arbitration agreement set forth in Section 21, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which the arbitrator shall determine to be enforceable.

(e) Assignment. Employee agrees that the covenants contained in this Section 5 shall inure to the benefit of any successor or assign of the Company, with the same force and effect as if such covenant had been made by Employee with such successor or assign.

(f) Exclusion. Notwithstanding the provisions of this Section 5, Employee’s non-competition obligations shall not preclude Employee from owning less than one percent (1%) of the voting power or common interest in any publicly traded corporation conducting business activities in the healthcare industry in competition with the Company or any affiliate.

(g) Company. For purposes of this Section 5, “Company” shall mean Parent and all of its directly or indirectly owned subsidiaries.

6. Program Participation. Employee represents that he is, and will for the Term be, eligible to participate in Medicare, Medicaid, CHAMPUS, TriCare, and other federal health programs, and Employee shall not have been sanctioned by any federal or state governmental agency or department and/or listed on the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers (see http://oig.hhs.gov/fraud/exclusions.html and http://epls.arnet.gov).

7. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 4 and 5 are reasonable and necessary to protect the legitimate interests of the Employer and that the Employer would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 4 and 5 will result in irreparable injury to the Employer, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Employer, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or providing notice to the greatest extent permitted by law. The Employer shall also have available all remedies provided under local, state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available. In addition to any other remedy herein granted or available to the Employer, either at law or in equity, Employee shall forfeit and forever release any claim or right Employee may have to any benefits remaining under this Agreement from the date Employee breached Sections 4 or 5. Any monetary damages sought by the Employer under this Section 7 shall not include the benefits forfeited under this Section 7.

8. Term. This Agreement and the term of employment thereunder shall continue until terminated in the manner set forth herein (the “Term”). The Term, and Employee’s employment hereunder, shall become effective on the Effective Date and end on May 31, 2029; provided, however, that the Term shall automatically renew for successive one (1)-year annual periods on such ending date and each applicable annual anniversary date thereafter, as applicable, unless written notice of non-renewal is provided by either party hereto no less than ninety (90) days prior to the expiration of the then-applicable Term; provided, further that, notwithstanding the foregoing, the Term and this Agreement may be earlier terminated in accordance with, and subject to the terms and conditions, set forth herein. The date upon which this Agreement and Employee’s employment hereunder shall terminate, whether pursuant to the terms of this Section 8 or pursuant to any other provision of this Agreement shall be referred to herein as the “Termination Date”. Employee agrees to take all actions necessary or deemed advisable by the Employer and the Board to resign from any and all positions with the Company Group effective as of the Termination Date. A non-renewal of the Term by the Employer that results in an actual termination of employment of Employee shall be treated as a termination without Cause (as defined below) by the Employer pursuant to Section 13. Further, a non-renewal of the Term by Employee shall be treated as a termination by Employee without Good Reason (as defined below). Employee’s obligations under Sections 4 and 5 hereof shall survive termination of this Agreement pursuant to non-renewal, and be applicable for the durations contemplated herein regardless of whether such non-renewal or other expiration of the Term is by the Employer or Employee.

9. Definitions. For purposes of the following Sections 10-17 of this Agreement:

(a) The term “Cause” shall mean (a) Employee’s willful refusal to perform, or gross negligence in performing, the reasonable duties of Employee’s office, (b) Employee’s conviction of, or guilty plea to, any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services, (c) Employee’s change in status under Section 6, (d) any act by Employee involving moral turpitude that materially affects the performance of his duties hereunder, (e) Employee’s use of alcohol in violation of the Employer’s policies or illegal use of drugs, (f) Employee’s material violation of the Code of Business Conduct and Ethics or other material written policies of the Employer or Company Group, (g) Employee’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Employer or any of its affiliates, or (h) Employee’s exclusion from participation in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare, Medicaid, TRICARE and similar or successor programs with or for the benefit of any governmental authority) or other debarment from contracting with any governmental authority. Without limiting the foregoing, Employee’s employment shall be deemed to have been terminated for Cause if, after the Termination Date, facts and circumstances are discovered that the Employer determines would have constituted Cause as of the Termination Date; provided, however, that prior to any such post-termination determination of Cause being finalized, Employee shall be given (i) written notice that the Board intends to apply such post-termination determination of Cause described in this sentence, and (ii) an opportunity, upon election by Employee, to be heard by the Board (alone or represented by counsel) within the fifteen (15) days following receipt of such notice.

(b) The term “Change in Control” shall have the meaning ascribed to such term in the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan as of the Effective Date.

(c) The term “Disability” shall mean the inability of Employee to perform the duties of his employment due to physical or emotional incapacity or illness (including, without limitation, alcohol or chemical dependency), where such inability has continued or is expected to continue for more than one hundred eighty (180) days in any one (1) year period. In the event of a dispute, the determination of Disability shall be made as follows: the Employer and Employee (or his executor or personal representative, as the case may be) shall each appoint a physician competent in the field of medicine to which such incapacity or illness relates, and the two (2) physicians so selected shall select a third physician who shall be similarly competent. The decision of a majority of such physicians as to the Disability of Employee shall be binding on the parties hereto.

(d) The term “Good Reason” shall mean one or more of the following has occurred: (i) a material reduction in Employee’s base salary, (ii) a material reduction in Employee’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) or reporting structure relating to Employee shall not be deemed a “material reduction” unless Employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities, (iii) a relocation of Employee’s principal place of employment that results in an increase in Employee’s one-way driving distance by more than thirty (30) miles from Employee’s then current principal residence, or (iv) a material breach by the Employer of this Agreement.

10. Termination Upon Death of Employee. In the event Employee dies during the Term, this Agreement shall immediately terminate and neither Employee nor the Employer shall have any further obligations hereunder except for (a) earned but unpaid Salary or properly incurred but unreimbursed substantiated expenses owed at the time of death and any such other payments or benefits as may be required by applicable law (the “Accrued Obligations”), and (b) any Bonus that has been determined and declared earned by the Board but remains unpaid as of the Termination Date (“Earned Bonus”). The Accrued Obligations shall be paid within ninety (90) days of Employee’s death, or such other date as specified by applicable law and the Earned Bonus shall be paid within sixty (60) days after the Termination Date or such earlier date as specified by applicable law or the terms and conditions of such Bonus arrangement.

11. Termination by Employee for Good Reason. Employee may terminate this Agreement and his employment with the Employer for Good Reason if (a) Employee gives written notice to the Board of termination of employment for Good Reason within thirty (30) days of the first occurrence of the event which Employee contends constitutes Good Reason, (b) the Employer has failed to cure the event constituting Good Reason during the thirty (30)-day period commencing on the Board’s receipt of such notice by Employee, and (c) if the Employer has failed to cure such event, Employee has resigned from all positions Employee holds with the Company Group, which resignation must be effective not later than thirty (30) days after the end of the Employer’s cure period. In the event Employee’s employment hereunder is terminated in accordance with this Section 11, the Employer shall pay Employee (i) the Accrued Obligations within ninety (90) days of the Termination Date or such other date as specified by applicable law, and (ii) the severance benefits as set forth in, and subject to the terms and conditions of, Section 16 or Section 17 as the case may be. Employee’s obligations under Sections 4 and 5 hereof shall survive the termination of this Agreement pursuant to this Section 11.

12. Termination by the Employer for Cause. The Employer shall have the right at any time to terminate Employee’s employment for Cause, effective immediately or upon such date as specified by the Employer in its sole discretion. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of this Agreement pursuant to this Section 12. In the event Employee’s employment hereunder is terminated in accordance with this Section 12, the Employer shall have no further obligation to make any payments to Employee hereunder except for the Accrued Obligations, which shall be paid within ninety (90) days of the Termination Date or such other date as specified by applicable law.

13. Termination Without Cause. The Employer shall have the right at any time to terminate Employee’s employment without Cause, effective immediately or upon such date as specified by the Employer in its sole discretion. In the event that Employee is terminated by the Employer without Cause during the Term hereof (which shall not include a termination pursuant to Section 10, 11, 12 or 15), the Employer shall pay to Employee (a) the Accrued Obligations within ninety (90) days of the Termination Date or such other date as specified by applicable law, and (b) the Salary and benefits as set forth in, and subject to the terms and conditions of, Section 16 or Section 17 as the case may be. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of this Agreement pursuant to this Section 13.

14. Termination Upon Change in Control. If, during the period (a) beginning six (6) months immediately prior to a Change in Control (or, if earlier, upon the execution of a letter of intent or similar agreement relating to a transaction that ultimately results in a Change in Control), and (b) ending eighteen (18) months following such Change in Control, Employee’s employment hereunder shall be terminated (i) by the Employer for any reason (other than for Cause or due to Disability), or (ii) by Employee for Good Reason, then, upon such termination, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the Termination Date, except that Employee shall be entitled to receive the severance benefits set forth in, and subject to the terms and conditions of, Section 17. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect his termination of employment pursuant to this Section 14.

15. Disability of Employee. In the event Employee’s employment with the Employer is terminated by the Employer on account of Employee’s Disability (as hereinafter defined), the Employer shall pay Employee at the rate of Salary Employee was entitled to receive on the payroll date immediately preceding such termination due to Disability on each regular payroll date occurring within the six (6)-month period after his Termination Date. In addition, the Employer will pay Employee all Salary, Bonus, awards and other benefits and reimbursements of expenses incurred or earned but unpaid or unreimbursed before Employee’s Disability within sixty (60) days after the Termination Date or such other date as specified by applicable law or the terms and conditions of such benefit, Bonus, award or other arrangement. During the period in which Employee is entitled to payment under this Section 15, for so long as Employee is physically and mentally able to do so, Employee will furnish information and assistance to the Employer.

16. Severance Amount in the Case of Termination under Sections 11 and 13.

(a) In addition to payment of the Accrued Obligations in accordance with Section 11 or Section 13, as the case may be, subject to Employee’s delivery and non-revocation of a separation and release substantially in the form that applies for the Company’s executive leadership employees that has become effective and irrevocable on or before the sixtieth (60th) day following the Termination Date (the “Release Condition”), Employee shall receive the following as severance benefits under this Section 16:

(i) A series of cash payments equal in the aggregate to two (2) times the sum of (A) the annual Salary in effect for Employee immediately prior to the occurrence of the Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in Section 11); and (B) the target Bonus in effect for Employee immediately prior to the occurrence of the Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in Section 11) that would be payable to Employee if such Bonus plan target(s) were achieved for the year in which the Termination Date occurs, regardless of actual achievement;

(ii) Reimbursement of all of Employee’s cost to participate in COBRA health, dental and/or vision continuation coverage for up to eighteen (18) months following the Termination Date, if and to the extent Employee is entitled to and timely elects COBRA continuation coverage under the Employer’s group health plan(s) in which Employee participated immediately prior to the Termination Date (the “COBRA Continuation Benefit”). Notwithstanding the foregoing, the COBRA Continuation Benefit shall be discontinued prior to the end of the stated continuation period in the event Employee is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Board in good faith, it being understood that, Employee shall be obligated to keep the Board informed of the terms and conditions of any subsequent employment and the corresponding benefits that relate to such employment; and

(iii) Treatment of any outstanding awards issued to Employee under the LTIP shall be in accordance with the LTIP governing plan document and award agreements, as applicable.

(b) Schedule of Payments. The Employer will make the severance benefit payments described in this Section 16 at the time and in the manner described below, as applicable, subject to Sections 26 and 27.

(i) All cash payments under Section 16(a)(i) will be paid in substantially equal installments over twenty-four (24) months pursuant to the normal payroll cycle of the Employer beginning on the first regular payroll date that occurs following Employee’s satisfaction of the Release Condition.

(ii) In the event of the death of Employee prior to the payment of all cash due under Section 16(a)(i), all remaining payments will be made in a single sum to Employee’s surviving spouse within ninety (90) days after Employee’s death. If Employee is not married at the time of death, such cash payments may be made to Employee’s estate.

17. Severance Amount in the Case of Termination under Section 14.

(a) In addition to payment of the Accrued Obligations in accordance with Section 11 or Section 13, as the case may be, subject to Employee’s satisfaction of the Release Condition, Employee shall receive the following as severance benefits under this Section 17:

(i) A cash payment equal to three (3) times the sum of (A) the annual Salary in effect for Employee immediately prior to the occurrence of the Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in Section 11); and (B) the target Bonus in effect for Employee immediately prior to the occurrence of the Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in Section 11) that would be payable to Employee if such Bonus plan target(s) were achieved for the year in which the Termination Date occurs, regardless of actual achievement;

(ii) The COBRA Continuation Benefit, it being understood that, the COBRA Continuation Benefit shall be subject to discontinuation, and Employee shall be subject to the obligations, set forth in Section 16(a)(ii); and

(iii) Treatment of any outstanding awards issued to Employee under the LTIP shall be in accordance with the LTIP governing plan document and award agreements, as applicable.

(b) Timing of Payments. The Employer will make the severance benefit payments described in this Section 17 at the time and in the manner described below, as applicable, subject to Sections 26 and 27.

(i) The amount under Section 17(a)(i) will be paid in a lump sum within three (3) business days following satisfaction of the Release Condition.

(ii) In the event Employee becomes eligible for the severance benefit payments described in this Section 17 after the payment commencement date for the severance benefits set forth in Section 16 has already occurred, then the Employer will pay Employee the difference between the severance benefit payments described in this Section 17 and the severance benefits previously paid to Employee under Section 16, within thirty (30) days after the occurrence of a Change in Control.

18. Assignment. The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 3(a), are personal to him and shall not be assignable. Discharge of Employee’s undertakings in Section 4 shall be an obligation of Employee’s executors, administrators, or other legal representatives or heirs.

19. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by overnight courier, certified or registered mail, postage prepaid, addressed as follows:

If to Employee, to the most recent address reflected for Employee on the Employer’s books and records

If to the Employer:

AHS Management Company, Inc.

Ardent Health, Inc.

c/o General Counsel

340 Seven Springs Way, Suite 100

Brentwood, Tennessee 37027

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

20. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State.

21. Arbitration and Waiver of Jury Trial. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then applicable rules of the Model Employment Arbitration Procedures of American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof; provided, however, that the Employer may seek temporary injunctive relief from any court of competent jurisdiction regarding any breach of the confidentiality or other restrictive covenant provisions of this Agreement. The arbitrator shall award all costs, legal expenses and fees to the successful party. The Employer and Employee each hereby waive any right to trial by jury of any dispute arising under this Agreement or with Employee’s employment with the Employer.

22. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

23. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any arbitration between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this Section 23 may not be waived except as herein set forth.

24. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Prior Agreement, which is of no further force or effect, it being understood that the Prior Agreement shall remain enforceable to the extent any of the parties thereto are determined on or after the Effective Date to have been in breach of the Prior Agreement during any applicable periods that preceded the Effective Date.

25. Employer Policies, Regulations and Guidelines for Employee. The Employer may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees.

26. Section 409A. It is the intention of the parties that the payments and benefits to which Employee could become entitled pursuant to this Agreement, as well as the termination of Employee’s employment under this Agreement, comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. If any payment provided by this Agreement may result in the application of Section 409A of the Code, then the Employer shall, in consultation with Employee, modify this Agreement to the extent permissible under Section 409A of the Code in the least restrictive manner as necessary to exclude such payment from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with provisions of Section 409A of the Code. For purposes of this Agreement, as it may be amended from time to time, references to Employee’s termination of employment with the Employer shall mean Employee’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). All expenses or other reimbursements owed to Employee under this Agreement shall be for expenses incurred during Employee’s lifetime or within ten (10) years after his death, shall be payable in accordance with the Employer’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A of the Code, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee. In addition, to the extent required in order to comply with Section 409A of the Code, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. If the period between the termination of Employee’s employment and the latest possible date for satisfying the Release Condition spans two (2) calendar years, the severance payments hereunder shall be paid or shall commence, as the case may be, in the second calendar year. Notwithstanding any other provision of this Agreement, if (a) Employee is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, and (b) Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Employer as in effect on the date of Employee’s separation from service) for the period in which the payment or benefit would otherwise commence, and such payment or benefit would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six (6) months of a termination of Employee’s employment, then such payment or benefit will instead be paid as provided below in this Section 26. Such payments or benefits that would have otherwise been required to be made during such six (6)-month period will be paid to Employee (or his estate, as the case may be) in one lump sum payment or otherwise provided to Employee (or his estate, as the case may be) on the earlier of (A) the first business day that is six (6) months and one day after Employee’s separation from service or (B) the fifth business day following Employee’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be.

27. Section 280G of the Code. If the Employer determines, based on the reasonable advice of a nationally recognized certified public accounting firm selected by the Employer and the expenses of which shall be incurred by the Employer (other than an accounting firm for the entity seeking to effectuate an applicable change in control), that the aggregate amount of the payments, distributions, benefits and entitlements, whether pursuant to this Agreement or otherwise, by any member of the Company Group (or any person or entity effecting the applicable change in control) to or for the benefit of Employee that constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) would, but for this Section 27, exceed the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar State or local tax (as applicable, the “Excise Tax”) or constituting “excess parachute payments” that are not deductible by the Employer or other applicable payor, then the aggregate amount of the Parachute Payments payable to Employee shall be modified, including by reduction or elimination, to the extent necessary to equal the amount that produces the greatest after-tax benefit to Employee, taking into account any Excise Tax.

28. Legal Fees. The Employer shall reimburse Employee for reasonable legal fees and related expenses incurred by Employee in connection with the negotiation and execution of this Agreement and his offer of employment, together with any related equity agreements or other related agreements between the Employer and Employee up to a maximum of $10,000. Such reimbursement will be paid to Employee on the first regular payroll date of the Employer following the beginning of the Term and submission of documentation for the fees incurred.

29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

THE EMPLOYER:

AHS MANAGEMENT COMPANY, INC.

By:	/s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: EVP, General Counsel

Date:	June 2, 2026

EMPLOYEE:

/s/ Dave Caspers
Name: Dave Caspers

Date:	June 2, 2026

[Signature Page to Employment Agreement]

Exhibit A

Appointment Equity Grants

Pursuant to, and subject to, Section 3(a)(vi) of the Employment Agreement attached hereto (the “Employment Agreement”), Employee shall receive the following Appointment Equity Grants:

•

A special one-time grant of time-based restricted stock units (“RSUs”) having an aggregate grant date fair value equal to $1,050,000 (rounded up to the nearest whole RSU), which are eligible to vest in three substantially equal installments, with one-third vesting on the first anniversary of the grant date and one-third vesting on each of the next two anniversaries of such initial vesting date, subject, in general, to Employee remaining in the Company’s employ through the applicable vesting date (the “Service Condition”); and

•

A special one-time grant of performance-based RSUs (“PRSUs”) having a target grant date fair value equal to $1,950,000 (rounded up to the nearest whole PRSU), which (i) are subject to (A) a performance period that consists of the 2026 calendar year, and (B) a vesting period that ends on April 1, 2029, subject to, in general, Employee’s satisfaction of the Service Condition, and (ii) are eligible to vest (A) based on Parent’s adjusted EBITDAR and net revenue performance during the performance period, with payout opportunities ranging from 0% to 200% of target, and (B) as such payout opportunities are modified (upwards or downwards by up to 25%) depending on Parent’s relative total shareholder return performance over the three-year period beginning with the 2026 calendar year and ending at the conclusion of the 2028 calendar year; provided, that the achievement level for the PRSUs will be no less than one-third of the target amount.

The Appointment Equity Grants supplement the annual grants of RSUs and PRSUs that were previously provided to Employee in April 2026 and are otherwise based on the standard forms of award agreements that applied to such annual grants. Capitalized terms that are used, but not otherwise defined in this Exhibit A, shall have the meanings ascribed thereto in the Employment Agreement or the applicable award agreement relating to the Appointment Equity Grants.